Exhibit 10.40

AWARD AGREEMENT

Award No.	March 31, 2010

To:

From: Compensation Committee

Westway Group, Inc. (the “Company”) is pleased to present to you with a performance-based bonus compensation award for calendar year 2010 pursuant to the terms and conditions of this Award Agreement and The Westway Group, Inc. 2010 Bonus Compensation Plan (the “Plan”). The performance-based bonus compensation awarded hereby is contingent upon your meeting the performance-related goals and criteria contained herein, as well as the adoption and approval of the final Plan by the Board of Directors and the stockholders of the Company. The material terms of the Plan and this Award Agreement were approved by the Compensation Committee at their meeting held for that purpose on March 26, 2010.

1.	2010 Target Bonus

Your target bonus compensation award for calendar year 2010 is                      which, to the extent finally awarded, shall be payable in a combination of cash and restricted stock of the Company.

2.	Definitions

(a) “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization adjusted to eliminate any and all accruals for employee bonuses of any kind, provided, however, that a bonus accrual equal to 10% of total 2010 salaries of all employees other than the named executive officers will not be eliminated and will be counted in the calculation of Adjusted EBITDA.

(b) The “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Cost of Debt” means the actual interest and associated financing costs (e.g., fees) incurred by the Company during an applicable period.

(d) “Cost of Equity” means the sum of (i) 9.8% (i.e. the average 5-year Treasury rate during the 30 days immediately preceding January 1, 2010, plus 7.5%) times that portion of the shareholders’ equity on January 1, 2010 attributable to the Company’s issued and outstanding common stock, plus (ii) $0.1376 times the number of shares of issued and outstanding preferred stock on January 1, 2010. The Cost of Equity for 2010 equals $15,820,888.

(e) “Economic Profit” means Adjusted EBITDA minus Cost of Debt and Cost of Equity.

3.	Performance-Related Goals

Prior to any payment under this Award Agreement, the Compensation Committee must certify that the Company, under your leadership, has met the following performance-related goal:

Westway Group, Inc. must have Adjusted EBITDA that is equal to or greater than 75% of the Company’s budgeted Adjusted EBITDA for calendar year 2010. The Company’s Adjusted EBITDA budgeted for 2010 equals $54,092,000.

Should Westway Group, Inc. fail to have Adjusted EBITDA that is equal to or greater than 75% of budgeted performance for calendar year 2010, then no amount of bonus compensation shall be awarded to you pursuant to this Award Agreement. Should this performance-related goal be met, then the Compensation Committee shall determine and certify the total amount of your final bonus compensation award, which shall be calculated as provided in Section 4 hereof.

4.	Calculation of Final Award Amount

Your final bonus compensation award (the “Final Award”) will be the maximum award calculated below less any discretionary reduction.

(a) Maximum Award. The maximum amount of the final bonus compensation award that you will receive for calendar year 2010, if any, will be calculated as follows:

            % x 10% x Economic Profit

(b) Discretionary Reduction in Final Award Amount. The Compensation Committee reserves the right to reduce (but not increase) the amount of your final award if, based on a subjective assessment, you have failed to meet expectations in the following performance areas:

(i) Company growth (timeliness and budget);

(ii) HSE – fines, incidents, accidents;

(iii) Investor relations;

(iv) Corporate compliance;

(v) Annual objectives set by the Board of Directors; and

(vi) Such other areas as the Compensation Committee may determine.

5.	Division of Award between Cash and Restricted Stock

Your Final Award calculated in accordance with Section 4 above shall be divided between a cash bonus and an award of restricted stock as follows:

(i) 40% of the first $375,000 of the Final Award will be paid in common stock of the Company bearing the restrictions set forth in Section 7 hereof (the “Restricted Stock”);

(ii) 50% of the next $375,000 of the Final Award will be paid in Restricted Stock;

(iii) 60% of any excess Final Award will be paid in Restricted Stock; and

(iv) the portion of the bonus compensation not paid in restricted stock shall be paid in cash.

6.	Calculation of Number of Shares of Restricted Stock Awarded

In determining the number of shares to be issued, the value of each share of Restricted Stock shall be set at $5 per share. Therefore, once the total value of the portion of your Final Award that is to be paid in Restricted Stock has been determined by the Compensation Committee in accordance with this Award Agreement, that dollar amount shall be divided by Five Dollars ($5.00) to determine the number of shares of Restricted Stock to be issued.

7.	Vesting of Restricted Stock; Additional Restrictions

(a) Vesting Schedule. Restricted Stock granted to you under this Award Agreement shall vest in thirds: one-third shall vest at midnight on December 31, 2011; one-half of the unvested shares shall vest at midnight on December 31, 2012; and the balance shall vest at midnight on December 31, 2012.

(b) Acceleration of Vesting. Unvested shares of Restricted Stock shall automatically vest in full upon your death, disability, attainment of age 65, or qualified separation from service as defined in the Plan and any additional limitations necessary to ensure that the Final Award is not subject to interest and penalties under Section 409A of the Code and the regulations thereunder.

(c) Prohibition on Transfers of Restricted Stock. You are precluded from selling, encumbering or in any way alienating your unvested shares of Restricted Stock and, unless the sale is first approved by the Board of Directors, your vested shares of Restricted Stock. Further, any sales of your vested shares of Restricted Stock approved by the Board of Directors, shall be subject to insider trading rules and company policy. Notwithstanding the foregoing, gratuitous transfers to related parties and/or entities may be permitted by the terms of the Plan.

8.	Taxes.

The Company, prior to payment of any bonus compensation awarded pursuant to this Award Agreement, shall have the right to require you to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirements. In the case of a bonus compensation award payable in shares of Restricted Stock, the Company will permit you to satisfy such obligation by directing the Company to withhold shares of Restricted Stock that would otherwise be received by you to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with applicable laws and pursuant to such rules as the Compensation Committee may establish from time to time. The Company shall also have the right to deduct from any cash payment made to you, whether pursuant to this Award Agreement or otherwise, any applicable taxes required to be withheld in connection with a bonus compensation award.

9.	Award Contingent on Shareholder Approval; Subject to Terms of Bonus Plan

Any bonus granted under this Award Agreement is contingent upon the adoption by the Board of Directors of the Plan and upon later approval of the Plan by the Company’s shareholders. Should the shareholders fail to approve the Plan, then this award shall be void ab initio (from the beginning). Furthermore, the bonus compensation awarded herein is subject to the terms and conditions of the Plan and is intended to comply with the requirements of Section 162(m) of the Code and the regulations thereunder as “performance-based compensation.” Should any terms or conditions in this Award Agreement or the Plan, as finally approved by the shareholders, be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and enforceable.

Francis P. Jenkins Jr.,
Chair Compensation Committee and Chair Board of Directors

AGREED AND ACCEPTED:

Date: March 31, 2010

The following schedule indicates the differences in the Award Agreements entered into by the Company with the following individuals:

Award Agreement issued to:	Award No.	2010 Target Bonus (Section 1)	% used in calculation of Maximum Award (Section 4(a))
Peter Harding	0001	$1,383,307	41.10%
Wayne N. Driggers	0002	$691,654	20.55%
Thomas A. Masilla	0003	$691,654	20.55%
Scott MacKenzie	0004	$299,548	8.90%
Steve Boehmer	0005	$299,548	8.90%